EXHIBIT 21

SRS LABS, INC.

SUBSIDIARIES

Name	Jurisdiction of Incorporation	Ownership
SRSWOWcast.com, Inc.	Delaware	SRS Labs, Inc. – 87% Direct

ValenceTech Limited	Bermuda	SRS Labs, Inc. – 100% Direct

Valence Technology Limited (“Valence – H.K.”)	Hong Kong	ValenceTech Limited – 100% Direct

Valence Semiconductor Design Limited	Hong Kong	Valence H.K. – 100% Direct

ASP Microelectronics Limited (“ASP”)	Hong Kong	Valence H.K. – 100% Direct

LEC Electronic Components Limited (“LEC”)	Hong Kong	Valence H.K. – 100% Direct

VSD Electronics Limited	Hong Kong	Valence H.K. – 100% Direct

LEC Microelectronics Limited	Hong Kong	ASP – 100% Direct

LEC Electronics Limited	Hong Kong	LEC – 100% Direct